Exhibit 5.01

CONFIDENTIAL

Kabel Deutschland GmbH Betastrasse 6-8 85774 Unterföhring Germany			FRANKFURT AM MAIN Taunusanlage 11 60329 Frankfurt am Main
	T	+	49 69 27 30 80
	Direct T	+	49 69 27 30 8 4 53
	F	+	49 69 23 26 64
	E		karsten.mueller-eising@ freshfields.com
	W		freshfieldsbruckhaus deringer.com
	DOC ID		DF685951/12
	OUR REF		KME/OS 130930-0002
YOUR REF

12 September 2006

Kabel Deutschland GmbH
€ 250,000,000 10.750% Senior Notes due 2014
US$ 610,000,000 10.625% Senior Notes due 2014

Ladies and Gentlemen:

We are acting as legal advisers for Kabel Deutschland GmbH (KDG) as to matters of German law in connection with the registration rights agreement dated 2 July 2004 and entered into between, inter alia, KDG, Deutsche Bank AG London, Morgan Stanley & Co. International Limited and Goldman Sachs International (Registration Agreement) to file a registration statement (Registration) with respect to an exchange offer (Exchange Offer) to the holders of the € 250,000,000 aggregate principal amount of KDG’s 10.750% Senior Notes due 2014 and the US$ 610,000,000 aggregate principal amount of KDG’s 10.625% Senior Notes due 2014 (together the Original Notes) to issue in exchange for the Original Notes € 250,000,000 aggregate principal amount of KDG’s 10.750% Senior Notes due 2014 and the US$ 610,000,000 aggregate principal amount of KDG’s 10.625% Senior Notes due 2014 (Exchange Securities). The Exchange Securities will be issued under an indenture dated 2 July 2004 relating to the Original Notes (Indenture). This opinion is being delivered to you upon your request in connection with the Registration and the Exchange Offer.

Documents Reviewed

1.                                       For the purposes of this opinion we have examined the following documents (jointly referred to as the Opinion Documents):

(a)                                 a certified excerpt from the commercial register of KDG dated 8 September 2006;

(b)                                a copy of the articles of association (Gesellschaftsvertrag) of KDG dated 28 June 2004 certified as being up-to-date on 8 September 2006;

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(c)                                 a copy of a resolution of the shareholder of KDG dated 26 April 2006;

(d)                                a certified excerpt from the commercial register of Kabel Deutschland Verwaltungs GmbH (KDV) dated 8 September 2006;

(e)                                 a copy of the articles of association of KDV dated 26 January 2004 certified as being up-to-date on 8 September 2006;

(f)                                   a copy of a resolution of the shareholder of KDV dated 26 April 2006;

(g)                                a certified excerpt from the commercial register of Kabel Deutschland Vertrieb und Service GmbH & Co. KG (KDS) dated 8 September 2006;

(h)                                a copy of the partnership agreement (Gesellschaftsvertrag) of KDS dated 27 April 2006 certified as being up-to-date on 8 September 2006;

(i)                                    a copy of a resolution of the partners of KDS dated 26 April 2006;

(j)                                    a copy of the registration statement on Form F-4 dated 12 September 2006 to be declared effective by the U.S. Securities and Exchange Commission, to be filed with the U.S. Securities and Exchange Commission (Registration Statement);

(k)            Registration Agreement; and

(l)             Indenture.

The documents referred to under (a), (d) and (g) are collectively referred to as the Register Excerpts. For the purposes of this opinion, the term (i) Articles of Association includes the documents referred to under (b) and (e) above, (ii) Resolutions includes the documents referred to under (c), (f) and (i) above, and (iii) Partnership Agreement means the document referred to under (h) above. Save as expressly provided for herein, we have not reviewed any other document, including any document cited or referred to in any of the above-referenced documents. The documents referred to under (k) and (l) above are collectively referred to as the Transaction Documents.

Assumptions

2.                                       In considering the Opinion Documents and rendering this opinion we have assumed without further inquiry:

(a)                                  the conformity to originals of all documents supplied to us as copies;

(b)                                 the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

(c)                                  that the signatures on each Opinion Document are the genuine signatures of the individuals they purport to stem from;

(d)                                 that none of the Opinion Documents has been revoked, rescinded, repealed, terminated (in each case whether as a whole or in part), amended, or supplemented;

(e)                                  that nothing in this opinion is affected by any documents other than the Opinion Documents, in particular by any standing orders or other internal guidelines deviating from any applicable rules of procedure;

(f)                                    the full legal capacity and power (Geschäftsfähigkeit) of all individuals who have executed and delivered on behalf of the parties thereto, or passed, any of the Opinion Documents as well as such individuals’ power to validly represent (Vertretungsmacht) the respective parties in executing and delivering the Opinion Documents on behalf of such parties (other than KDG, KDS and KDV (together the Kabel Entities));

(g)                                 that the Register Excerpts are each accurate and complete as of their dates and that no changes to the facts related therein have occurred between the date such Register Excerpt was issued and the date hereof;

(h)                                 that each of the Kabel Entities’ effective seat of administration (effektiver Verwaltungssitz) is in Germany;

(i)                                     the correctness of all statements of fact made in the Opinion Documents;

(j)                                     that each of the Transaction Documents has been entered into and each of the Resolutions has been passed bona fide and at arm’s length by all parties thereto and that the decision of any party to enter into the Transaction Document and to pass the Resolutions has not been influenced by any relevant error or other deficiency of state of mind;

(k)                                  that, when entering into or issuing any Transaction Document or any transaction contemplated in such documents, none of the parties to the Transaction Documents is or will be deemed over-indebted (überschuldet), unable to pay its debts (zahlungsunfähig) or is or will be deemed to be in a stoppage of payment situation, or any of such situations is or will be deemed to be imminent (drohende Zahlungsunfähigkeit) and no application for the initiation of bankruptcy or any other moratorium or insolvency procedure has been or will have been made and that no such procedures have been opened pursuant to and within the meaning of any applicable law and no decision has been made to wind-up or dissolve any of the parties to the Transaction Documents and no party is otherwise wound up under any applicable law with respect to any party to the Transaction Documents;

(l)                                     that each party to the Transaction Documents (other than the Kabel Entities) is duly incorporated, validly existing and, where appropriate, in good standing under all applicable laws, is effectively administered in the jurisdiction of its incorporation, has duly authorised, executed and delivered each of the Transaction Documents and has the requisite power to participate in the transactions considered therein;

(m)                               the due compliance with any laws (other than those of Germany) as may apply to the Opinion Documents, the lawful execution thereof, the parties thereto or other persons affected thereby or the performance or enforcement by or against the parties or such other persons (including, without limitation, the obtaining of all necessary consents, licenses, approvals and authorisations, the making of the necessary filings, lodgements, registrations and notifications and the payment of any stamp duties and other documentary taxes); and

(n)                                 that the Transaction Documents constitute legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws (other than German law).

Laws Considered

3.                                       This opinion is confined to and is given on the basis of the laws of Germany and European law (to the extent expressly addressed in this opinion) as they exist at the date hereof. In particular, for the purposes of this opinion, we have made no investigation of the laws applicable in the United States of America or any jurisdiction thereof or therein as a basis for this opinion and do not express or imply any opinion thereon. For purposes of this present opinion, we have assumed that there is nothing in the laws applicable in such jurisdictions or in any other place which affects this opinion.

Opinion Statements

4.                                       Based upon and subject to the foregoing and subject to the limitations and qualifications stated herein and to any factual matters or documents not disclosed to us, we are of the opinion that:

(a)                                  Each of the Kabel Entities (other than KDS) is a limited liability company (Gesellschaft mit beschränkter Haftung) duly registered and validly existing for an unlimited time under German law.

(b)                                 KDS is a limited partnership (Kommanditgesellschaft) duly registered and validly existing for an unlimited time under German law.

(c)                                  Each of the Kabel Entities has the corporate capacity, power and authority to enter into the Transaction Documents to which it is a party and to perform its obligations thereunder.

(d)                                 Each of the Kabel Entities can sue and be sued under and in its own name.

(e)                                  In any procedures before the German courts none of the Kabel Entities will be entitled to claim for itself or any of its assets immunity (defined as a theory limiting judicial recourse against certain entities) from suit, execution, attachment or other legal process.

(f)                                    The Transaction Documents have been duly authorised and executed by each of the Kabel Entities being party to the relevant Transaction Documents.

(g)                                 No stamp, registration, documentary or similar taxes are or will be payable in connection with the execution, delivery, performance of obligations or enforcement of the Transaction Documents.

(h)                                 The execution and delivery of the Transaction Documents by the Kabel Entities does not conflict with or result in a violation of any provision of their respective Articles of Association or applicable provisions of German law (save that we are not opining on compliance with any applicable German ordre public).

(i)                                     No regulatory or governmental authorisation, consent, approval, order, filing, notification or registration is required by law in Germany for the execution, delivery or performance of the Transaction Documents by each of the Kabel Entities.

Qualifications

5.             This opinion is subject to the following limitations and qualifications:

(a)                                  The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy, insolvency, reorganisation, moratorium, voidable preference (Anfechtung), and other or similar laws of general application affecting the enforcement or protection of creditor’s rights.

(b)                                 The opinions expressed herein may be affected by the general defences available to obligors under German law in respect of the validity and enforceability of contractual obligations, such as e.g. the German law equivalents to frustration, set-off, estoppel and statutes of limitation.

(g)                                 The enforcement of rights with the help of a German court is subject to an advance of court fees and, if the petitioner is a foreign person domiciled outside the European Union, to the posting of a bond for statutory attorney’s fees incurred by the defendant.

(h)                                 Under German law, a provision requiring a party to a document to represent that such document is legal, valid and binding might not be enforceable to the extent that it applies to such provisions which are not legal, valid and binding.

(i)                                     Any provisions in the Opinion Documents providing that certain certifications or determinations will be conclusive and binding will not necessarily prevent judicial inquiry into the merits of any claim by an aggrieved party and where contractual or legal consequences are attached to the occurrence or non-occurrence of an event a German court would have discretion to decide (upon evidence being brought to it) whether such event has occurred.

(j)                                     For the purposes of this opinion we have relied on excerpts from commercial registers. Entries in the commercial register are made by qualified legal personnel upon review of the relevant documents. Although excerpts from the commercial register under German law do not necessarily constitute conclusive evidence of the matters reflected thereby, they are as a practical matter for business purposes considered sufficient proof of the facts stated therein.

(k)                                  The opinion is confined to legal matters, and we express no opinion as to any accounting or tax matters.

(l)                                     The term “enforceable” when used in this opinion means that a document is of a type and form enforced by German courts. It does not mean that each obligation will be enforced in accordance with its terms.

In this opinion, concepts of German law are addressed in the English language and not in the original German terms, which may differ in their exact legal meaning. This opinion may, therefore, only be relied upon under the express condition that this opinion and any issues of interpretation arising hereunder are governed by German law and any disputes between ourselves and the addressees hereof arising in connection with this opinion will be brought before a German court. The courts of Frankfurt am Main shall have exclusive jurisdiction with respect to any matters of liability arising hereunder.

This opinion is rendered to you solely in relation with the Registration and may be relied upon only by you in this context. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus contained therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required within Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. It speaks of its date only. Our opinion may not, without our prior written consent, be disclosed, quoted, referred to in any other matter or context whatsoever, save the opinion may be used as required by law.

Very truly yours,

/s/ Karsten Müller-Eising

FRESHFIELDS BRUCKHAUS DERINGER
by Dr. Karsten Müller-Eising